EXHIBIT 23.1


                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment to the Registration Statement on Form S-4 (No. 333-51813) and related Prospectus of Sovereign Bancorp, Inc. for the registration of up to a maximum of 7,424,392 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 1998, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. (restated to include ML Bancorp, Inc. which was acquired on February 28, 1998) included in its Current Report on Form 8-K filed on or about June 23, 1998 with the Securities and Exchange Commission and incorporated by reference in this Registration Statement.

                                             /s/ Ernst & Young LLP
                                             -----------------------------------

Harrisburg, Pennsylvania
June 22, 1998